Exhibit 3.1
                                   -----------



                            ARTICLES OF INCORPORATION

                                       of

                            ACTIVE ACQUISITIONS, INC.



                                   ARTICLE ONE

         The name of the corporation is ACTIVE ACQUISITIONS, INC.


                                   ARTICLE TWO

         Its principal office in the State of Nevada is located at 115 Taurus Circle, Reno, Nevada 89511. The address of its resident agent, Marilyn K. Radloff, is 115 Taurus Circle, Reno, Nevada 89511.


                                  ARTICLE THREE

         The purpose or purposes for which this corporation is organized are: To engage, without qualification, in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.


                                  ARTICLE FOUR

         The amount of the total authorized capital stock the corporation shall have the authority to issue is Seventy-Five Million (75,000,000) share of Common Stock, each having a par value of $0.001.

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         Each share of Common Stock issued and outstanding,  shall be entitle to one vote on all matters. Dividends shall be declared and paid only out of funds legally available therefore. Shares of such stock may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. Fully paid stock of this corporation shall not be liable to any further call or assessment.

                                  ARTICLE FIVE

         The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, provided that the number of directors shall not be reduced to less than (3), except that in cases where all the shares of the corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three (3) but not less than the number of stockholders.

         The names and post office addresses of the first board of directors, which shall be three (3) in number are as follows:

         NAME                                            ADDRESS
         ----                                            -------

                                                265 Kern Avenue
1.   Ross H. Boyd                               Morro Bay, CA  93442

                                                290 Sienna
2.   Frank W. Sheldon                           Morro Bay, CA  93442

                                                265 Kern Avenue
3.   Jean P. Boyd                               Morro Bay, CA  93442

         The Board of Directors shall be limited in number to no less than three
(3) nor more than nine (9).

         Directors of the corporation need not be residents of the State of Nevada and need not own shares of the corporation's stock.


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                                   ARTICLE SIX

         The capital stock of the corporation, after the amount of the subscription price has been paid in money, property, or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.


                                  ARTICLE SEVEN

         The name and post office address of each of the incorporators signing the Articles of Incorporation are as follows:

         NAME                                            ADDRESS
         ----                                            -------
                                                265 Kern Avenue
1.   Ross H. Boyd                               Morro Bay, CA  93442

                                                290 Sienna
2.   Frank W. Sheldon                           Morro Bay, CA  93442

                                                265 Kern Avenue
3.   Jean P. Boyd                               Morro Bay, CA  93442


                                  ARTICLE EIGHT

         The corporation is to have perpetual existence.


                                  ARTICLE NINE

         In furthermore and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

         Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.

         To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and to cause to be executed mortgages and liens upon the real and personal property of this corporation.

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         By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have any may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

         When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholder's meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.


                                   ARTICLE TEN

         Meetings of the stockholders may be held at such place within or without the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.



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                                ARTICLE ELEVEN

         This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                 ARTICLE TWELVE

         No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

         WE, THE UNDERSIGED, being each of the incorporators, herein-before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereto set our hands this 26th day of May , 1988.


                                             /s/ Ross H. Boyd
                                             ----------------
                                             ROSS H. BOYD


                                             /s/ Frank W. Sheldon
                                             --------------------
                                             FRANK W. SHELDON


                                             /s/ Jean P. Boyd
                                             ----------------
                                             JEAN P. BOYD


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STATE OF CALIFORNIA                 )
                                    )ss
COUNTY OF SAN LUIS OBISPO

         On this day of 26th of May , 1988 before me, the undersigned, a Notary Public in and for the county of state aforesaid, personally appeared ROSS H. BOYD, FRANK W. SHELDON, and JEAN P. BOYD known to me to be the persons described in and who executed the foregoing instrument and who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                          /s/ Barbara M. Wilde
                                          ----------------------------------
                                          NOTARY PUBLIC in and for San Luis
                                          Obispo County, California



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